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EXHIBIT 11.1
COMPUTATION OF PER SHARE EARNINGS
Year Ended December 31, 1996
(In thousands, except per share data)


                                      Year Ended
                                     December 31,
                                         1996
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Net Earnings                              $  1,075
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Average common shares outstanding            8,488

Average common share equivalents               812
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Average number of common shares and
common share equivalents outstanding         9,300
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Earnings per common share                    $0.12
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